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                                   EXHIBIT 11
             Statement Regarding Computation of Earnings Per Share

                 DURAMED PHARMACEUTICALS, INC. AND SUBSIDIARIES

                                                 Three months ended            Nine Months Ended
                                                   September 30,                 September 30,
                                               1996            1995            1996            1995
                                               ----------------------------------------------------
Primary:
Weighted average common shares
     outstanding                             10,850,555      8,050,367      9,850,047      8,015,820
Assumed conversion of preferred
     shares to common shares                          *        746,590              *        746,590
Net effect of dilutive stock options
     and warrants - based on the
     treasury stock method using the
     average market price                             *      1,885,300              *      1,933,815
                                           ------------    -----------   ------------    -----------

Totals                                       10,850,555     10,682,257      9,850,047     10,696,225
                                           ============    ===========   ============    ===========

Net (loss) income                          ($13,922,205)   $   317,207   ($18,233,954)   $ 1,958,038
                                           ============    ===========   ============    ===========

Per share amount                           $      (1.28)   $       .03   $      (1.85)   $       .18
                                           ============    ===========   ============    ===========

Fully diluted:
Weighted average common shares
     outstanding                             10,850,555      8,050,367      9,850,047      8,015,820
Assumed conversion of preferred
     shares to common shares                          *        746,590              *        746,590
Net effect of dilutive stock options
     based on the treasury stock method
     using the year-end market price, if
     higher than average market price                 *      1,885,300              *      1,933,815
                                           ------------    -----------   ------------    -----------

Totals                                       10,850,555     10,682,257      9,850,047     10,696,225

Net (loss) income                          ($13,922,205)   $   317,207   ($18,233,954)   $ 1,958,037
                                           ============    ===========   ============    ===========

Per share amount                           $      (1.28)   $       .03   $      (1.85)   $       .18
                                           ============    ===========   ============    ===========


* Conversion of stock options and preferred shares not assumed in the computations because their effect is antidilutive.

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